EXHIBIT 10.33

Summary of Director Compensation Arrangements

We currently pay each member of our Board of Directors who is not employed by us or any of our affiliates an annual retainer of $18,000 and $1,000 for each board or committee meeting attended. Directors who are employed by us or any of our affiliates are not paid any additional compensation for their service on our Board of Directors. We reimburse each of our directors for reasonable out-of-pocket expenses that they incur in connection with their service on our Board of Directors. We have entered into indemnification agreements, a form of which is attached as an exhibit to the accompanying Annual Report on Form 10-K, with each of our directors.

Additionally, our directors are eligible to participate in our 2002 Stock Incentive Plan, which is administered by our Compensation Committee under authority delegated by our Board of Directors. The terms and conditions of option grants to our non-employee directors under our 2002 Stock Incentive Plan are determined in the discretion of our Compensation Committee, and must be consistent with the terms of the 2002 Stock Incentive Plan, which is filed as an exhibit to the accompanying Annual Report on Form 10-K.

The compensation arrangements we have with our directors are reviewed and may be modified from time to time by our Board of Directors.